EXHIBIT 10.1

ASSIGNMENT OF TRADEMARKS

THIS DEED OF ASSIGNMENT is entered into on the 17th day of August 2017 between:

Logicquest Technology, Inc. of 5 Independence Way, Suite 300, Princeton, NJ 08540, U.S.A. (hereinafter referred to as "the Assignor") ... of the one part;

AND

Logicquest Technology Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (hereinafter referred to as "the Assignee") ...of the other part.

WHEREAS: -

A.

The Assignor is the registered proprietor and owner of the goodwill of the registered trademark listed in Schedule A (the "Trade Mark").

B.

The Assignor has agreed for the consideration hereinafter appearing to assign to the Assignee the Trade Mark together with the whole of the goodwill of the business in the goods to which the Trade Marks are applied.

NOW THIS ASSIGNMENT WITNESSETH as follows:

1.

In pursuance of the said agreement and in consideration of the premises and of the sum of USD24,140.08, the receipt and sufficiency whereof the Assignor hereby acknowledges, the Assignor as legal and beneficial owner HEREBY ASSIGNS AND TRANSFERS ABSOLUTELY unto the Assignee:

a)

all its property right title and interest in and to the Trade Mark, together with the whole of the goodwill attaching to the trade Marks and the goodwill of the business in the goods to which the Trade Mark is registered;

b)

all statutory and common law rights attaching to the Trade Mark and the right to sue for past infringements including for passing off or unfair competition, and to retain any damages, interest, profits and costs awarded.

TO HOLD USE EXERCISE AND ENJOY the Trade Marks unto the Assignee its successors and assigns absolutely.

2.

The Assignor hereby covenants with the Assignee to execute all such documents, forms and authorizations and depose to or swear any declaration or oath as may be required by the Registrar of Trade Marks for vesting the full right title and interest to the Trade Marks in favor of the Assignee.

3.

The Trademark is assigned in their present legal status, which is known to the Assignor. To the Assignor's best knowledge, there are no parties who are using the Trademark, own registrations or pending applications for registration of the Trademark and there are no pending cases before the court or national authorities, which may adversely affect the Trademark.

4.

The Assignor hereby covenants with the Assignee that the Assignors shall not without the consent of the Assignee at any time from the date hereof directly or indirectly use or permit the use of or suffer to be used any of the Trade Marks.

IN WITNESS whereof the Assignor and Assignee have hereunto executed this Assignment the date and year first above written.

SCHEDULE A

TM No.	Mark	Class	Status	Country
40201510180Y	metalk	9	Registered	**Singapore**
40201510269W	metalk	38	Registered	**Singapore**
N/102917	metalk	9	Registered	**Macau**
N/102918	metalk	38	Registered	**Macau**
45-0068569	metalk	9, 38	Registered	**South Korea**
01749812	metalk	9	Registered	Taiwan
01753748	metalk	38	Registered	Taiwan
5015877	metalk	9, 38	Registered	**U.S.A.**